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                                                                    EXHIBIT 99.1
GUIDANT

PRESS RELEASE

DATE:          December 19,1997

GDT CONTACTS:  Todd McKinney, Investor Relations, 317-971-2094
               Rob Allen, Media Relations, 317-971-2031
               Ronda Prothro, Media Relations, 408-235-3420

EVT CONTACTS:  Becky Broussard, Investor Relations Manager, 650-325-1600


        GUIDANT ACQUISITION OF ENDOVASCULAR TECHNOLOGIES, INC. COMPLETED

Indianapolis, IN--December 19, 1997 - Guidant Corporation (NYSE and PCX: GDT) today announced that shareholders of EndoVascular Technologies, Inc. (EVT) have voted their approval of the acquisition of EVT by Guidant. "We are confident that the growth opportunity for Guidant represented by the treatment of abdominal aortic aneurysms (AAA's) using EVT's outstanding technology is quite substantial", commented Jim Cornelius, Chairman of Guidant's Board of Directors. "We believe that less invasive approaches to AAA repair will have a significant impact upon current physician practice and patient outcomes, and may also represent a substantial future market potential for Guidant. We look forward in 1998 to further development and commercialization of EVT's proprietary endovascular devices."

In accordance with the terms of the merger agreement, shareholders of EVT will receive .3154 shares of Guidant Common Stock for each share of EVT Common Stock. Approximately 2.7 million shares of Guidant common stock were issued in connection with the EVT acquisition. The transaction will be accounted for as a pooling of interests. Therefore, the financial statement for prior periods will be restated to include EVT's prior results. Keith Brauer, Guidant's Chief Financial Officer, said that there would be a special charge amounting to approximately $0.05 per share in the fourth quarter related to the EVT transaction, including the usual investment banking, legal and integration charges.

Over the last 18 months, Guidant has redirected its Minimally Invasive Systems organization toward applications in cardiac and vascular surgery, resulting in a number of new product initiatives, including the successful VasoView/TM/ system for endoscopic vessel harvesting. "To more accurately reflect our stategic direction and product development activities in this area, we have renamed our Minimally Invasive Systems (MIS) Group the Cardiac & Vascular Surgery (CVS) Group," said Ron Dollens, Guidant's President and Chief Executive Officer. "Jim Fitzsimmons, EVT's current CEO, has been named a Senior Vice President and the General Manager of the new CVS Group. Jim's responsibilities will include both the EVT and Origin operations and he will report to Jay Watkins, President of the CVS Group."

A global leader in the medical device industry, Guidant provides innovative, minimally invasive and cost-effective products and services for the treatment of cardiovascular and vascular disease. For more information about Guidant's products and services, visit the company's Web site at http://www.guidant. com.

GUIDANT CORPORATION
P.O. BOX 44906  INDIANAPOLIS, IN 46244  TEL: 317 971 2000  FAX: 317 971 2040